UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2010

American Apparel, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, California	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 19, 2010, American Apparel, Inc. (the “Company”) issued a press release announcing its preliminary results of operations for the first quarter of 2010. The press release is furnished herewith as Exhibit 99.1. The information in this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

As disclosed in the press release furnished herewith as Exhibit 99.1, the Company was in compliance with all covenants under its credit facilities as of March 31, 2010, based on the preliminary financial results for the first quarter of 2010. However, based on the Company’s preliminary financial results for the first quarter ended March 31, 2010 and based on existing trends, the Company anticipates that it will not be in compliance with the Total Debt to Adjusted EBITDA covenant under its credit agreement with its second lien lender (the “Second Lien Credit Agreement”) at June 30, 2010. The Company plans to continue to work with the second lien lender to obtain the appropriate amendments prior to the anticipated covenant default; however, the Company can provide no assurances that it will be successful in securing such amendments or, if secured, the terms thereof.

Under the terms of the Company’s U.S. revolving credit agreement with its first lien lenders (the “First Lien Revolving Credit Agreement”), noncompliance with financial covenants under the Second Lien Credit Agreement constitutes an event of default under the First Lien Revolving Credit Agreement. An event of default under the First Lien Revolving Credit Agreement which is not waived by the first lien lenders would block the Company from making borrowings under the First Lien Revolving Credit Agreement, in which case the Company would have to obtain additional liquidity. An event of the default under the Second Lien Credit Agreement and/or the First Lien Revolving Credit Agreement could result in all indebtedness thereunder being declared immediately due and payable, in which case the Company would have to obtain additional sources of liquidity. There can be no assurance that the Company would be able to obtain additional sources of liquidity on terms acceptable to the Company, or at all, or that the Company’s assets would be sufficient to repay in full the obligations under the Company’s debt instruments. The acceleration of any or all amounts due under the Second Lien Credit Agreement or the First Lien Revolving Credit Agreement or the loss of the ability tomorrow under the First Lien Revolving Credit Agreement would have a material adverse impact on the Company’s operations which would result in the need for the Company to modify its current business plan and/or curtail its operations and could affect the Company’s ability to continue operations as a going concern.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On May 18, 2010, the Company received a letter from NYSE Amex LLC (the “Exchange”) stating that the Company’s timely filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (the “Form 10-Q”) is a condition for the Company’s continued

listing on the Exchange, as required by Sections 134 and 1101 of the Exchange’s Company Guide, and that the Company’s failure to timely file the Form 10-Q is a material violation of the Company’s listing agreement with the Exchange. The letter from the Exchange provides that the Company must submit to the Exchange by June 1, 2010 a plan to bring the Company in compliance with Sections 134 and 1101 of the Company Guide by no later than August 16, 2010.

As disclosed in the press release furnished herewith as Exhibit 99.1, the Company was not able to complete the preparation of the financial statements and certain related information required to be included in the Form 10-Q, and therefore was not able to timely file the Form 10-Q, due to the review of certain items, including retail store impairment, inventory reserves and the provision for income taxes. The company intends to file the Form 10-Q as soon as practicable, upon completion of the review of these items, and if necessary, file any amendments to its previous filings with the Securities and Exchange Commission that may be required.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated May 19, 2010, of American Apparel, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: May 19, 2010	By:	/s/ ADRIAN KOWALEWSKI
	Name:	Adrian Kowalewski
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated May 19, 2010, of American Apparel, Inc.